Exhibit 99.1

The New York Times Company Reports 2009 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 21, 2009--The New York Times Company announced today a first-quarter 2009 operating loss of $61.6 million compared with operating profit of $6.2 million in the first quarter of 2008. Excluding depreciation, amortization, severance and special items (noted below in this release), first-quarter 2009 operating profit was $16.5 million compared with $77.7 million in the first quarter of 2008.

In the first quarter of 2009 loss per share from continuing operations was $.52, which included a $.07 loss on leases and an $.11 charge for severance, compared with first-quarter 2008 earnings per share of $.00, which included a $.07 non-cash charge for an asset write-down, a $.04 charge for severance and a $.03 gain from a favorable tax adjustment.

“Like many companies across America and in our industry, the challenges we face intensified in the first quarter,” said Janet L. Robinson, president and CEO. “The effect of the global economic downturn, coupled with the secular changes affecting newspapers, resulted in significant declines in revenues. Advertisers pulled back on print placements in all categories – national, retail and especially classified. Digital revenues also declined, although modestly, as a result of the weakening economy. Circulation revenue increased slightly as we benefited from price increases at our newspapers.

“This quarter our operating costs declined 9.5 percent. In the remaining quarters of the year, we believe that our operating profit, excluding depreciation, amortization, severance and special items, will improve relative to this quarter. In large part this is due to the cost reduction measures we have implemented and those we have underway. This year we plan to save more than $330 million in operating expenses.

“During the quarter we took a number of steps to improve our liquidity and extend the maturities of our debt. We completed a private placement of notes, suspended our dividend, completed a sale-leaseback of our headquarters and called for the redemption of notes due early next year. These steps have improved our financial flexibility and materially extended our debt maturities. Nearly three quarters of our debt matures in 2015 or later.

“At this time, and it is early in the quarter, we believe the rate of decline in ad revenues in the second quarter will be similar to that of the first. In time, however, we believe that the economy will grow and the advertising market will improve. While we are looking forward to that day, we are not waiting for it. We have moved aggressively to restructure our cost base in line with our revenues and continue to develop innovative new digital products that enhance our financial performance. When advertising improves, we believe we will be well positioned to meet the needs of the marketplace and to benefit from our restructured cost base.”

Comparisons

City & Suburban (C & S), the Company’s retail and newsstand distribution subsidiary, was closed on January 4, 2009. The operations of C & S are included for the entire first quarter of 2008 and for a few days in January 2009. The effect on the Company's first-quarter results was a decrease in other revenues of approximately $17 million, circulation revenues of approximately $2 million and operating costs of approximately $28 million.

The first-quarter 2009 results included the following special item:

  A loss on leases at C & S of $16.4 million ($9.6 million after tax or $.07 per share).

The first-quarter 2008 results included the following special items:

  A non-cash charge for the write-down of assets for a systems project of $18.3 million ($10.4 million after tax or $.07 per share).
  A favorable tax reserve adjustment of $4.6 million ($.03 per share).

In addition to the special items above, the Company had severance costs of $25.0 million ($15.3 million after tax or $.11 per share) in the first quarter of 2009, primarily at the New England Media Group, and $11.2 million ($6.4 million after tax or $.04 per share) in the first quarter of 2008.

This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

First-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 18.6 percent to $609.0 million from $747.9 million. Advertising revenues decreased 27.0 percent. Circulation revenues increased 1.0 percent and other revenues declined 27.7 percent, mainly because of the closure of C & S. Excluding C & S, total revenues decreased 17.4 percent, circulation revenues increased 2.0 percent and other revenues were flat.

Operating Costs

Operating costs decreased 9.5 percent to $654.3 million from $723.3 million. Depreciation and amortization decreased 12.3 percent to $36.8 million from $41.9 million in the first quarter of 2008 when the Company incurred $5.0 million for accelerated depreciation for the shutdown of its Edison, N.J., printing facility in March 2008.

Excluding depreciation, amortization and severance costs, operating costs declined 11.6 percent to $592.5 million from $670.2 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S.

Newsprint expense for the first quarter increased 0.9 percent, with a 25.2 percent increase in newsprint prices nearly offset by a 24.3 percent decline in consumption.

First-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 19.1 percent mainly as a result of lower print advertising and the closure of C & S. Excluding C & S, total revenues decreased 17.9 percent, circulation revenues increased 2.0 percent and other revenues increased 1.1 percent.

Advertising revenues in the quarter decreased 28.4 percent due to lower levels of both print and digital advertising.

Circulation revenues increased 1.0 percent primarily because of higher home-delivery and newsstand prices, offset in part by volume declines across the News Media Group and the closure of C & S. Excluding C & S, circulation revenues increased 2.0 percent.

Other revenues decreased 27.7 percent largely because of the closure of C & S. Excluding C & S, other revenues increased 1.1 percent.

Total News Media Group operating costs decreased 9.9 percent to $620.1 million from $688.1 million. Excluding depreciation, amortization and severance, operating costs declined 12.2 percent to $562.3 million from $640.7 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S.

The operating loss was $54.3 million compared with operating profit of $13.3 million in the first quarter of 2008, mainly because of significant losses at the New England Media Group, which includes The Boston Globe, the Worcester Telegram & Gazette and their Web sites. Excluding depreciation, amortization, severance and the special items noted above, operating profit was $19.9 million compared with $79.0 million, mainly due to lower print advertising. The closure of C & S favorably affected the first-quarter 2009 operating results by approximately $9 million.

About Group

Total About Group revenues decreased 4.7 percent to $26.8 million from $28.2 million due to lower levels of display advertising partially offset by higher cost-per-click advertising.

Total About Group operating costs decreased 4.1 percent to $17.9 million from $18.6 million. Excluding depreciation, amortization and severance, operating costs decreased 2.8 percent to $14.8 million from $15.2 million mainly due to lower content costs.

Operating profit decreased 6.0 percent to $9.0 million from $9.5 million. Excluding depreciation, amortization and severance, operating profit declined 7.0 percent to $12.0 million from $13.0 million mainly due to lower levels of display advertising.

Other Financial Data

Internet Businesses

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. Total Internet revenues decreased 5.6 percent to $78.2 million from $82.9 million and Internet advertising revenues declined 6.1 percent to $67.6 million from $72.0 million. Internet advertising revenues at the News Media Group decreased 8.0 percent to $42.2 million from $45.8 million. In total, Internet businesses accounted for 12.8 percent of the Company’s revenues compared with 11.1 percent in the 2008 first quarter.

In addition, The New York Times Company had the 13th largest presence on the Web, with 52.3 million unique visitors in the United States in March 2009 according to Nielsen Online, up about 4 percent from 50.4 million unique visitors in March 2008. Also according to Nielsen Online, NYTimes.com had 20.1 million unique visitors in March 2009 versus 18.9 million in March 2008, up about 7 percent, and was the No. 1 newspaper Web site in the United States, a position it has long held.

Joint Ventures

Net income from joint ventures was $4.4 million compared with a net loss from joint ventures of $1.8 million in the first quarter of 2008. The improvement was mainly due to higher paper prices at the paper mills in which the Company has an investment.

Interest Expense-net

Interest expense-net increased in the first quarter to $18.1 million from $11.7 million, primarily due to higher interest rates on the Company’s debt.

Income Taxes

Income tax benefit was $1.1 million. The tax provision was unfavorably affected by significant losses at the New England Media Group, for which only a minimum state tax benefit is recognized due to a recent Massachusetts law change, and various nondeductible losses. These items were partially offset by a $12 million adjustment to reduce the Company’s reserve for uncertain tax positions.

In the first quarter of 2008, the Company recognized an income tax benefit of $7.7 million. Taxes were affected by a $4.6 million adjustment to reduce the Company’s reserve for uncertain tax positions.

Cash and Total Debt

On March 9, 2009, the Company called for redemption all $250 million of its outstanding aggregate principal amount of 4.5 percent notes due March 15, 2010. The redemption was completed on April 8, 2009. At the end of the quarter, cash and cash equivalents were approximately $294 million, including $260 million of cash held in escrow to complete the redemption of the notes. While at quarter end total debt was approximately $1.3 billion, total debt excluding the $250 million notes then in the process of redemption was approximately $1 billion.

The table below details the maturities and carrying value of the Company's debt.

(in thousands)
2009	$294,500
2011	220,000
2012	75,000
2015	500,000
2019	250,000
Total	$1,339,500
Unamortized amounts	(65,403)
Carrying value as of the end of the first quarter	$1,274,097
Carrying value of notes redeemed	(249,544)
Debt excluding redeemed notes	$1,024,553

Included in 2009 is $250 million of notes redeemed effective April 8, 2009, and included in 2011 is $220 million outstanding under the Company's revolving credit facility.

In the first quarter, the Company also repurchased approximately $55 million of the medium-term notes due in November 2009. The Company has sufficient capacity under its revolving credit agreement to repay at maturity the $44.5 million in notes due at the end of this year.

Capital Expenditures

In the first quarter, total capital expenditures were approximately $26 million.

Expectations

For 2009, the Company expects depreciation and amortization to be $140 to $150 million, which includes accelerated depreciation of approximately $5 million related to the consolidation of The Boston Globe’s printing plants. It projects capital expenditures to be approximately $80 million, including about $27 million for a plant consolidation and a systems project at the News Media Group. Excluding depreciation, amortization and severance, the Company expects operating costs to decrease more than $330 million.

Quarterly interest expense for the remainder of the year is expected to be higher than it was in the first quarter because the sale-leaseback occurred at the end of March. For the year, the Company expects interest expense to be approximately $90 million.

Conference Call Information

Our earnings conference call will be held on Tuesday, April 21, at 11:00 a.m. E.T. To access the call, dial 877-723-9519 (in the U.S.) and 719-325-4790 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 28, 2008.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2009	2008	% Change
Revenues
Advertising	$334,661	$458,339	-27.0%
Circulation	228,914	226,629	1.0%
Other (a)	45,447	62,887	-27.7%
Total	609,022	747,855	-18.6%

Operating costs
Production costs	290,699	340,564	-14.6%
Selling, general and administrative costs	326,820	340,854	-4.1%
Depreciation and amortization	36,774	41,931	-12.3%
Total	654,293	723,349	-9.5%

Loss on leases (b)	16,363	-	N/A

Write-down of assets (c)	-	18,291	N/A

Operating (loss)/profit	(61,634)	6,215	*

Net income/(loss) from joint ventures	4,403	(1,793)	*

Interest expense - net	18,146	11,745	54.5%

Loss from continuing operations before income taxes	(75,377)	(7,323)	*

Income tax benefit	(1,148)	(7,692)	-85.1%

(Loss)/income from continuing operations	(74,229)	369	*

Loss from discontinued operations, net of income taxes - Broadcast Media Group (d)	-	(600)	N/A

Net loss	(74,229)	(231)	*

Net income attributable to the noncontrolling interest	(239)	(104)	*

Net loss attributable to The New York Times Company common stockholders	$(74,468)	$(335)	*

Amounts attributable to The New York Times Company common stockholders:
Loss from continuing operations	$(74,468)	$265	*
Loss from discontinued operations	-	(600)	N/A
Net loss	$(74,468)	$(335)	*

Average Number of Common Shares Outstanding:
Basic	143,907	143,760	0.1%
Diluted	143,907	144,006	-0.1%

Basic Loss Per Share attributable to The New York Times Company common stockholders:
Loss from continuing operations	$(0.52)	$0.00	N/A
Loss from discontinued operations	0.00	0.00	N/A
Net loss	$(0.52)	$0.00	N/A

Diluted Loss Per Share attributable to The New York Times Company common stockholders:
Loss from continuing operations	$(0.52)	$0.00	N/A
Loss from discontinued operations	0.00	0.00	N/A
Net loss	$(0.52)	$0.00	N/A

Dividends Per Share	$0.00	$0.23	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	First Quarter
	2009	2008	% Change

Revenues
News Media Group	$582,182	$719,685	-19.1%
About Group	26,840	28,170	-4.7%
Total	$609,022	$747,855	-18.6%

Operating (Loss)/Profit
News Media Group	$(54,292)	$13,285	*
About Group	8,951	9,521	-6.0%
Corporate	(16,293)	(16,591)	-1.8%
Total	$(61,634)	$6,215	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items(e)
News Media Group	$19,931	$78,960	-74.8%
About Group	12,048	12,951	-7.0%
Corporate	(15,491)	(14,250)	8.7%
Total	$16,488	$77,661	-78.8%

* Represents a decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2009
	First Quarter	% Change vs. 2008

The New York Times Media Group
Advertising	$201,162	-27.3%
Circulation	166,876	0.7%
Other	28,153	-35.0%
Total	$396,191	-18.4%

New England Media Group
Advertising	$55,694	-31.6%
Circulation	38,140	1.2%
Other	10,651	-15.4%
Total	$104,485	-20.6%

Regional Media Group
Advertising	$52,367	-29.3%
Circulation	23,898	3.1%
Other	5,241	4.4%
Total	$81,506	-20.3%

Total News Media Group
Advertising	$309,223	-28.4%
Circulation	228,914	1.0%
Other (a)	44,045	-27.7%
Total	$582,182	-19.1%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2009
	First Quarter	% Change vs. 2008

News Media Group
National	$169,078	-21.9%
Retail	71,601	-25.0%
Classified	57,802	-45.1%
Other	10,742	-28.3%
Total News Media Group	309,223	-28.4%

About Group	25,438	-2.8%

Total Company	$334,661	-27.0%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)

Other revenues consist primarily of revenues from news services/syndication, commercial printing, digital archives, rental income and direct mail advertising services. In 2008, other revenues also included revenues from delivering third-party publications at City & Suburban, which was closed in early January 2009.

(b)	The Company recorded a loss on leases of $16.4 million ($9.6 million after tax or $.07 per share) at City & Suburban.

(c)

The Company recorded a non-cash charge of $18.3 million ($10.4 million after tax or $.07 per share) for the write-down of assets for a systems project at the News Media Group. The Company reduced the scope of a major advertising and circulation project to decrease capital spending, which resulted in the write-down of previously capitalized costs.

(d)	In the first quarter of 2008, there were post-closing adjustments totaling $0.6 million to the gain on the sale of the Broadcast Media Group recorded in 2007.

(e)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating (loss)/profit to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to operating profit/(loss) before depreciation, amortization, severance and special items and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported operating (loss)/profit and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding depreciation, amortization, severance and raw materials provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, operating (loss)/profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	First Quarter 2009
	News Media	About		Total
	Group	Group	Corporate	Company

Operating (loss)/profit	$(54,292)	$8,951	$(16,293)	$(61,634)

Add:
Depreciation & amortization	33,992	2,782	-	36,774

Severance	23,868	315	802	24,985

Loss on leases	16,363	-	-	16,363

Operating profit/(loss) before depreciation & amortization, severance and special items	$19,931	$12,048	$(15,491)	$16,488

	First Quarter 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit/(loss)	$13,285	$9,521	$(16,591)	$6,215

Add:

Depreciation & amortization	36,920	3,033	1,978	41,931

Severance	10,464	397	363	11,224

Write-down of assets	18,291	-	-	18,291

Operating profit/(loss) before depreciation & amortization, severance and special items	$78,960	$12,951	$(14,250)	$77,661

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating (loss)/profit	*	-6.0%	-1.8%	*

Add:

Depreciation & amortization	-7.9%	-8.3%	N/A	-12.3%

Severance	*	-20.7%	*	*

Loss on leases	N/A	N/A	N/A	N/A

Write-down of assets	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation & amortization, severance and special items	-74.8%	-7.0%	8.7%	-78.8%

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	First Quarter
	2009	2008	% Change

Total Company

Operating costs	$654,293	$723,349	-9.5%

Less:

Depreciation & amortization	36,774	41,931

Severance	24,985	11,224

Operating costs before depreciation & amortization and severance	592,534	670,194	-11.6%

Less:

Raw materials	55,930	59,076

Operating costs before depreciation & amortization, severance and raw materials	$536,604	$611,118	-12.2%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	First Quarter
	2009	2008	% Change

News Media Group

Operating costs	$620,111	$688,109	-9.9%

Less:
Depreciation & amortization	33,992	36,920

Severance	23,868	10,464

Operating costs before depreciation & amortization and severance	$562,251	$640,725	-12.2%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	First Quarter
	2009	2008	% Change

About Group

Operating costs	$17,889	$18,649	-4.1%

Less:

Depreciation & amortization	2,782	3,033

Severance	315	397

Operating costs before depreciation & amortization and severance	$14,792	$15,219	-2.8%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
OR
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com